Exhibit 5.2
Rio Tinto Limited 120 Collins Street Melbourne 3000 Postal Address GPO Box 384D Melbourne 3001 T +61 (0) 3 9283 3333 F +61 (0) 3 9283 3707

6 March 2015

The Directors
Rio Tinto Limited
Level 33
120 Collins Street
Melbourne
Victoria 3000
Australia

Dear Sirs

This opinion is given in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”) of 50,000 ordinary shares (the “Shares”) of Rio Tinto Limited (the “Company”), a company registered in Australia to be issued in connection with the Share Option Plan 2004.

This opinion is limited to the laws of Australia and its States and Territories, as applied by the Australian courts and is given on the basis that it will be governed by and be construed in accordance with those laws.

I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law as I have deemed necessary or appropriate for the purpose of this opinion.

On the basis of, and subject to, the foregoing and having regard to such consideration of Australian law in force at the date of this letter as I consider relevant, I am of the opinion that:

(i)	the Company has been duly incorporated as a company limited by shares and is validly existing under the laws of the Commonwealth of Australia; and

(ii)

any Shares to be issued by the Company pursuant to and in accordance with the Share Option Plan 2004 and appropriate board resolutions will, when issued and delivered pursuant to the Company’s Constitution and in accordance with the Share Option Plan 2004, be validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to such Shares. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

This opinion is rendered as of the date above and I disclaim any obligation to advise you of facts, circumstances, events or developments which may alter, affect or modify the opinion expressed herein.

Yours faithfully,

/s/ Trudy Steedman
Trudy Steedman
Senior Corporate Counsel
Rio Tinto Limited

Rio Tinto Limited. Registered office 120 Collins Street, Melbourne 3000, Australia
Registered in Australia ABN 96 004 458 404